Report of Independent Auditors



To the Board of Directors of
The Spain Fund, Inc.


We have examined managements assertion about the compliance of The Spain Fund, Inc. (the Company) with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of
January 23, 2003 included in the accompanying Management
Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Companys compliance with those requirements. Our responsibility is to express an opinion on managements assertion about the Companys compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American
Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Companys compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Such procedures were performed by us, and by other independent accountants who have reported to us, with respect to securities denoted by the Companys accounting records as being under the control of Banco Bilbao Vizcaya, S.A. (the subcustodian),an affiliate of the Funds subadvisor.
Included among our procedures were the following tests performed as of January 23, 2003, and with respect to agreement of security purchases and sales, for the period from November 30, 2002 (the date of our last examination), through January 23, 2003.

 Count and inspection of selected securities located in the vault of the subcustodian (Banco Bilbao Vizcaya, S.A.) in Bilbao, Spain without prior notice to management. This was performed by other independent accountants who have reported to us.

 Confirmation of securities with the Companys custodian, Brown Brothers Harriman & Co., including the location of such securities.

 Reconciliation by the other independent accountants of selected securities denoted by the Custodians records as being held by the subcustodian in book entry form at Servicio de Compensacion y Liquidacion de Valores
(SCL) in Spain.

 Reconciliation of confirmation results and the results of the work of the other independent accountants as to all such securities to the books and records of the Company.


 Agreement of two security purchases and two security sales or maturities since our last examination, from the books and records of the Company to broker confirmations or subsequent bank statements.

We believe that our examination, including the procedures performed by the other independent accountants, provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Companys compliance with specified requirements.

In our opinion, managements assertion that The Spain
Fund, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment
Company Act of 1940 as of January 23, 2003 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




PricewaterhouseCoopers LLP
New York, New York
December 1, 2003
chg code:  23600-060-1